Filed Pursuant to 424(b)(3)
                                                      Registration No. 333-70676

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.

              FIRST SUPPLEMENT TO PROSPECTUS DATED DECEMBER 2, 2002

        As disclosed in the Prospectus, dated December 2, 2002, the Company issued to Ryan Beck & Co. ("Ryan Beck") the following warrants for the purchase of up to an aggregate of 137,949 shares of our common stock, in addition to other warrants for the purchase of 243,889 shares of our common stock: (a) Placement Agent Warrants, dated July 30, 2001, to purchase up to 10,800 shares of common stock, a portion of which were assigned to managing directors of Ryan Beck in June 2002; (b) Consultant Warrants, dated January 31, 2001, to purchase up to 38,281 shares of common stock; (c) Consultant Warrants, dated March 9, 2001, to purchase up to 27,344 shares of common stock; and (d) Consultant Warrants, dated July 31, 2001, to purchase up to 61,524 shares of common stock. The shares of common stock are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus and are covered by the Prospectus. Capitalized terms in this First Supplement have the meanings ascribed to them in the Prospectus.

        In April 2005, Ryan Beck assigned portions of the forgoing warrants to certain employees of Ryan Beck as follows:

                                                                        Number of
Warrant Name                   Warrant Date          Assignee      Warrants Assigned
-------------------------   -----------------   -----------------  -----------------
Placement Agent Warrants    July 30, 2001       Jeffrey Sherry                   936
                                                David Eagle                      228
                                                Michael Kollender                 36

Consultant Warrants         January 31, 2001    Jeffrey Sherry                 3,317
                                                David Eagle                      808
                                                Michael Kollender                128

Consultant Warrants         March 9, 2001       Jeffrey Sherry                 2,370
                                                David Eagle                      577
                                                Michael Kollender                 91

Consultant Warrants         July 31, 2001       Jeffrey Sherry                 5,332
                                                David Eagle                    1,299
                                                Michael Kollender                205

        Following the assignments described in the table above, Ryan Beck retained (a) Placement Agent Warrants, dated July 30, 2001, to purchase up to 9,600 shares of common stock; (b) Consultant Warrants, dated January 31, 2001, to purchase up to 34,028 shares of common stock; (c) Consultant Warrants, dated March 9, 2001, to purchase up to 24,306 shares of common stock; and (d) Consultant Warrants, dated July 31, 2001, to purchase up to 54,688 shares of common stock.

        In conjunction with the above, the table below supplements and amends, in part, the Selling Stockholders table beginning on page 22 of the Prospectus by (a) adding David Eagle as a Selling Stockholder, (b) adjusting the offering and beneficial ownership information applicable to each of Michael Kollender and Jeffrey Sherry, to account for assignment of warrants by Ryan Beck, and (c) adjusting the offering and beneficial ownership information applicable to Ryan Beck to account for the assignment of warrants. The number of shares of common stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholders listed below, the Selling Stockholders table beginning on page 22 of the Prospectus remains unchanged.

                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                          COMMON STOCK                               AFTER OFFERING
                       BENEFICIALLY OWNED     COMMON STOCK      -----------------------
SELLING STOCKHOLDER     PRIOR TO OFFERING     BEING OFFERED       NUMBER     % OF CLASS
---------------------  ------------------   ----------------    ----------   ----------
David Eagle**                       2,912              2,912(13)     -            *
Michael Kollender**               266,002            160,085(14)     -            *
Ryan Beck & Co**                  366,511            223,981(15)     -            *
Jeffrey Sherry**                   15,310             13,349(16)     -            *

* Less than 1.0%.

** This Selling Stockholder is an affiliate of a registered broker-dealer.

(13)    As described under "Consultant Warrants" beginning on page
     21 of the Prospectus, the Consultant Warrants may be exercised by a cashless net exercise provision. The shares listed are shares issuable under Consultant Warrants and Placement Agent Warrants.

(14)    As described under "Consultant Warrants" beginning on page
     21 of the Prospectus, the Consultant Warrants may be exercised by a cashless net exercise provision. The shares listed include 84,762 shares issuable under unexercised Consultant Warrants and Placement Agent Warrants, and 75,323 shares issued upon the cashless net exercise of 181,240 Consultant Warrants prior to the date of this prospectus.

(15)    As described under "Consultant Warrants" beginning on page
     21 of the Prospectus, the Consultant Warrants may be exercised by a cashless net exercise provision. The shares listed include 122,622 shares issuable under unexercised Consultant Warrants and Placement Agent Warrants, and 101,359 shares issued upon the cashless net exercise of 243,889 Consultant Warrants prior to the date of this prospectus.

(16)    As described under "Consultant Warrants" beginning on page
     21 of the Prospectus, the Consultant Warrants may be exercised by a cashless net exercise provision. The shares listed include 11,955 shares issuable under unexercised Consultant Warrants and Placement Agent Warrants, and 1,394 shares issued upon the cashless net exercise of 3,355 Consultant Warrants prior to the date of this prospectus.

      The date of this First Amendment to Prospectus is September 20, 2005.